Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On November 1, 2023, TPG Inc. (“TPG”), TPG Operating Group II, L.P. (the “Acquiror”), an indirect subsidiary of TPG, and certain of their affiliated entities (collectively, the “TPG Parties”) completed the acquisition (the “Transactions”) of (i) all of the outstanding limited partnership interests in Angelo, Gordon & Co., L.P. (“Alabama OpCo”) and AG Funds, L.P. (“Alabama CarryCo” and together with Alabama OpCo, “Angelo Gordon”) (such interests, collectively, the “Acquired Limited Partnership Interests”), and (ii) all of the outstanding limited liability company interests in the AG Partner Investments, L.P. (“API GP” and collectively with Angelo Gordon and certain of Angelo Gordon’s affiliated entities and partners, the “Angelo Gordon Parties”) (such interests, collectively, the “Acquired General Partner Interests”, and together with the Acquired Limited Partnership Interests and all of the limited partnership interests in API, the “Acquired Interests”), pursuant to the terms and subject to the conditions set forth in the Transaction Agreement (as amended, the “Transaction Agreement”), dated as of May 14, 2023, by and among the TPG Parties and the Angelo Gordon Parties.
The following unaudited pro forma condensed combined statement of financial condition as of June 30, 2023 depicts the accounting required under accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the Transactions, the related borrowing under TPG’s senior unsecured revolving credit facility (the “Senior Unsecured Revolving Credit Facility” and certain changes in compensation arrangements, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and year ended December 31, 2022 depicts the adjustments made to the unaudited pro forma condensed combined balance sheet assuming those adjustments were made as of January 1, 2022. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
Pursuant to the Transaction Agreement, TPG agreed to acquire the Acquired Interests for a combination of (i) cash; (ii) vested common units of the Acquiror (“Common Units”); (iii) rights to an amount of cash, payable in up to three payments of $50 million each, reflecting an aggregate of up to $150 million (the “Aggregate Annual Cash Holdback Amount”); and (iv) with respect to the potential issuance of Common Units (with an equal number of shares of Class B common stock of TPG (the “Class B Shares”)) as part of an earnout payment of up to $400 million in value, payable in cash and Common Units, subject to the satisfaction of certain fee-related revenue targets (such earnout payment, the “Earnout Payment”), the portion of the Earnout Payment not considered compensatory under U.S. GAAP, for an estimated consideration under U.S. GAAP in an amount equal to $1,121.6 million (based upon TPG’s preliminary estimate of fair value of assets acquired and liabilities assumed as of September 25, 2023, the most recent practicable date) (“Purchase Price”) as described in Note 3 below, as well as certain amounts described below. All Common Units issued will be accompanied by an equal number of Class B Shares.
TPG funded the cash consideration for the Transactions by drawing $470.0 million under its Senior Unsecured Revolving Credit Facility and paid the remainder with cash on hand.
In addition to the Purchase Price, TPG issued to certain Angelo Gordon partners unvested Common Units and RSUs under the TPG Omnibus Plan, in each case as reflected in the Transaction Agreement. The issuance of the unvested Common Units and RSUs is considered compensation under U.S. GAAP, and is subject to ongoing service requirements intended to promote retention. Additionally, following the consummation of the Transactions, TPG will align the compensation structure for Angelo Gordon partners with TPG’s, which will result in replacing some historically received cash-based compensation with a greater share of performance allocations.
The unaudited pro forma condensed combined financial information is preliminary, is being furnished solely for informational purposes and is not necessarily indicative of the combined financial position or results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. It does not reflect potential revenue synergies or cost savings expected to be realized from the Transactions. No assurance can be given that cost savings or synergies will be realized at all. The adjustments contained in the unaudited pro forma condensed combined financial information are based on currently available information and assumptions that TPG believes are reasonable in order to reflect, on a pro forma basis, the effect of the Transactions, the financing and the change in compensation arrangements for Angelo Gordon subsequent to the closing of the Transactions. Such assumptions include, but are not limited to, the Class A Share price, the preliminary Purchase Price allocation of Angelo Gordon’s assets acquired and liabilities assumed based on fair value and estimated post-combination compensation expense. The final Purchase Price allocation and grant date fair value of share-based payment awards will be accounted for in the TPG’s consolidated financial statements as of and for the year ended December 31, 2023, subject to subsequent adjustments for any provisional amounts through the measurement period limited to one year from the acquisition date.

The unaudited pro forma condensed combined financial information does not project TPG’s results of operations or financial position for any future period or date.
The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) TPG’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the United States Securities and Exchange Commission (the “SEC”) on February 24, 2023 and unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2023, filed with the SEC on August 8, 2023 and, in each case, the related notes, (ii) Angelo Gordon’s audited consolidated financial statements for the fiscal year ended December 31, 2022 and unaudited consolidated financial statements for the six months ended June 30, 2023, and, in each case, the related notes, filed as Exhibits 99.2 and 99.3, respectively, to the Current Report on Form 8-K filed with the SEC on November 2, 2023, (iii) management’s discussion and analysis of financial conditions and results of operations of TPG, which is included in its Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2023, filed with the SEC and (iv) management’s discussion and analysis of financial conditions and results of operations of the AG Companies, included in the definitive information statement filed by TPG on October 17, 2023.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition
As of June 30, 2023
	Historical
($ in thousands)	TPG Inc. (as adjusted)	Angelo Gordon (as adjusted)	Transaction Accounting Adjustments	Notes	Transaction Accounting Compensation Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$893,560	$429,764	$(579,516)	5 (A)	$—		$743,808
Restricted cash	13,182	10,318	—		—		23,500
Due from affiliates	175,753	116,202	—		—		291,955
Investments	5,795,218	1,126,606	(6,847)	5 (G)	—		6,914,977
Intangibles	122,005	—	576,000	5 (F)	—		698,005
Goodwill	230,194	—	—		—		230,194
Other assets, net	276,720	156,402	(3,116)	5 (B), (H), (J)	—		430,006
Assets of consolidated Public SPACs:
Cash and cash equivalents	4,059	—	—		—		4,059
Assets held in Trust Account	259,370	—	—		—		259,370
Other assets, net	126	—	—		—		126
Total assets	$7,770,187	$1,839,292	$(13,479)		$—		$9,596,000

Liabilities, Redeemable Equity and Equity
Liabilities
Accounts payable and accrued expenses	$185,984	$211,343	$—		$(71,946)	5 (N)	$325,381
Due to affiliates	124,764	9,287	—		—		134,051
Debt obligations	444,901	25,000	445,000	5 (B), (C)	—		914,901
Accrued performance allocation compensation	3,388,976	486,679	—		267,982	5 (N)	4,143,637
Contingent consideration	—	—	157,080	5 (D)	—		157,080
Other liabilities	226,953	196,772	—		—		423,725
Liabilities of consolidated Public SPACs:
Derivative liabilities	750	—	—		—		750
Deferred underwriting	8,750	—	—		—		8,750
Other liabilities	206	—	—		—		206
Total liabilities	4,381,284	929,081	602,080		196,036		6,108,481

Redeemable equity attributable to consolidated Public SPACs	259,370	—	—		—		259,370

Class A common stock	80	—	—		—		80
Class B common stock	229	—	—		—		229
Additional paid-in-capital	531,512	—	—		—		531,512
Retained (deficit) earnings	(3,663)	—	2,492	5 (I), (J), (K)	57,686	5 (N)	56,515
Partners’ capital controlling interests	—	903,954	(903,954)	5 (B), (E)	—		—
Non-controlling interest in legacy Angelo Gordon	—	6,257	(6,257)	5 (E)	—		—
Other non-controlling interests	2,601,375	—	292,160	5 (M)	(253,722)	5 (N)	2,639,813
Total equity	3,129,533	910,211	(615,559)		(196,036)		3,228,149
Total liabilities, redeemable equity, and equity	$7,770,187	$1,839,292	$(13,479)		$—		$9,596,000

Unaudited Pro Forma Condensed Combined Statement of Operations and Other Data
For the Six Months Ended June 30, 2023
	Historical
($ in thousands, except share and per share amounts)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Accounting Compensation Adjustments	Notes	Pro Forma Combined
Revenues
Fees and other	$638,574	$285,362	$1,478	6 (A), (F)	$—		$925,414
Capital allocation-based income (loss)	607,845	110,606	(1,046)	6 (A)	—		717,405
Total revenues	1,246,419	395,968	432		—		1,642,819
Expenses
Compensation and benefits:
Cash-based compensation and benefits	236,118	220,513	—		(71,946)	6 (K)	384,685
Equity-based compensation	312,459	4,755	—		173,866	6 (I)	491,080
Performance allocation compensation	393,418	40,062	—		47,377	6 (J), (K)	480,857
Total compensation and benefits	941,995	265,330	—		149,297		1,356,622
General, administrative and other	209,417	103,178	(775)	6 (A)	—		311,820
Depreciation and amortization	16,526	4,933	39,662	6 (B)	—		61,121
Interest expense	15,936	3,294	13,827	6 (C)	—		33,057
Expenses of consolidated Public SPACs and Investment Funds:
Interest expense	—	50,450	(50,450)	6 (A)	—		—
General, administrative and other	—	956	(956)	6 (A)	—		—
Other	972	—	—		—		972
Total expenses	1,184,846	428,141	1,308		149,297		1,763,592
Investment income
Income from investments:
Net gains from investment activities	15,662	206	—		—		15,868
Interest, dividends and other	17,954	9,975	—		—		27,929
Investment income of consolidated Public SPACs and Investment Funds:
Unrealized gains (losses) on derivative liabilities of Public SPACs	(83)	—	—		—		(83)
Net gains (losses) from consolidated fund investment activities	—	(12,148)	12,148	6 (A)	—		—
Interest, dividends and other	5,846	64,855	(64,855)	6 (A)	—		5,846
Total investment income (loss)	39,379	62,888	(52,707)		—		49,560
Income (loss) before income taxes	100,952	30,715	(53,583)		(149,297)		(71,213)
Income tax expense	25,267	2,814	(978)	6 (G)	(6,800)	6 (G)	20,303
Net (loss) income	$75,685	$27,901	$(52,605)		$(142,497)		$(91,516)

Unaudited Pro Forma Condensed Combined Statement of Operations and Other Data
For the Six Months Ended June 30, 2023
	Historical
($ in thousands, except share and per share amounts)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Accounting Compensation Adjustments	Notes	Pro Forma Combined
Less:
Net income attributable to redeemable equity in Public SPACs	$6,896	$—	$—		$—		$6,896
Net loss attributable to non-controlling interests in TPG Operating Group	(50,798)	—	(21,521)	6 (H)	(120,359)	6 (I), (J)	(192,678)
Net income (loss) attributable to other non-controlling interests	67,337	(689)	689	6 (H)	—		67,337
Net income attributable to TPG Inc./controlling interest	$52,250	$28,590	$(31,773)		$(22,138)		$26,929
Pro forma net income (loss) per share data:
Net income available to Class A common stock per share
Basic	$0.59						$0.20
Diluted	$0.01						$(0.36)
Weighted-average shares of Class A common stock outstanding
Basic	80,022,820						82,085,531
Diluted	309,167,174						365,456,786

Unaudited Pro Forma Condensed Combined Statement of Operations and Other Data
For the Year Ended December 31, 2022
	Historical
($ in thousands, except share and per share amounts)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Accounting Compensation Adjustments	Notes	Pro Forma Combined
Revenues
Fees and other	$1,246,635	$516,910	$4,428	6 (A), (F)	$—		$1,767,973
Capital allocation-based income	756,252	76,158	88	6 (A)	—		832,498
Total revenues	2,002,887	593,068	4,516		—		2,600,471
Expenses
Compensation and benefits:
Cash-based compensation and benefits	473,696	393,638	—		(116,664)	6 (K)	750,670
Equity-based compensation	627,714	10,156	—		354,120	6 (I)	991,990
Performance allocation compensation	416,556	39,561	—		30,143	6 (J), (K)	486,260
Total compensation and benefits	1,517,966	443,355	—		267,599		2,228,920
General, administrative and other	368,915	167,114	25,541	6 (A), (D)	—		561,570
Depreciation and amortization	32,990	10,737	80,424	6 (B)	—		124,151
Interest expense	21,612	3,010	29,647	6 (C)	—		54,269
Expenses of consolidated Public SPACs and Investment Funds:
Interest expense	—	58,611	(58,611)	6 (A)	—		—
General, administrative and other	—	2,234	(2,234)	6 (A)	—		—
Other	3,316	—	—		—		3,316
Total expenses	1,944,799	685,061	74,767		267,599		2,972,226
Investment income
Income (loss) from investments:
Net (losses) gains from investment activities	(110,131)	(1,369)	—		—		(111,500)
Interest, dividends and other	9,168	10,121	—		—		19,289
Investment income of consolidated Public SPACs and Investment Funds:
Unrealized gains on derivative liabilities of Public SPACs	12,382	—	—		—		12,382
Net gains (losses) for consolidated fund investment activities	—	(19,622)	19,622	6 (A)	—		—
Interest, dividends and other	6,741	86,832	(86,832)	6 (A)	—		6,741
Total investment (loss) income	(81,840)	75,962	(67,210)		—		(73,088)
Other income/(expense)
Gain from bargain purchase	—	—	74,508	6 (E)	—		74,508
(Loss) income before income taxes	(23,752)	(16,031)	(62,953)		(267,599)		(370,335)
Income tax expense	32,483	1,363	8,023	6 (G)	(14,838)	6 (G)	27,031
Net (loss) income	$(56,235)	$(17,394)	$(70,976)		$(252,761)		$(397,366)

Unaudited Pro Forma Condensed Combined Statement of Operations and Other Data
For the Year Ended December 31, 2022
	Historical
($ in thousands, except share and per share amounts)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Accounting Compensation Adjustments	Notes	Pro Forma Combined
Less:
Net (loss) income attributable to redeemable equity in Public SPACs prior to Reorganization and IPO	$(517)	$—	$—		$—		$(517)
Net income attributable to other non-controlling interests prior to Reorganization and IPO	966	—	—		—		966
Net income attributable to TPG Group Holdings prior to Reorganization and IPO	5,256	—	—		—		5,256
Net income attributable to redeemable equity in Public SPACs	15,165	—	—		—		15,165
Net loss attributable to non-controlling interests in TPG Operating Group	(180,824)	—	(57,411)	6 (H)	(204,458)	6 (I), (J)	(442,693)
Net income (loss) attributable to other non-controlling interests	11,293	(7)	(362)	6 (H)	—		10,924
Net income attributable to TPG Inc. subsequent to reorganization and IPO	$92,426	$(17,387)	$(13,203)		$(48,303)		$13,533

Pro forma net income per share data:
Net income available to Class A common stock per share
Basic	$1.10						$0.20
Diluted	$(0.19)						$(0.92)
Weighted-average shares of Class A common stock outstanding
Basic	79,255,411						80,587,371
Diluted	308,908,052						363,958,626

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
Note 1 – Basis of Presentation
The unaudited pro forma condensed combined financial information is derived from TPG’s and Angelo Gordon’s historical audited and unaudited consolidated financial statements and depicts the accounting for the Transactions using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with TPG acting as the accounting acquirer. ASC 805 references fair value, as defined under ASC 820, Fair Value Measurements and Disclosures. Fair value determinations are inherently subjective, and reasonable persons evaluating the same facts and circumstances may develop different assumptions and arrive at different estimates. The accounting for the related financing and the change in compensation arrangements is depicted under ASC 835, Interest, and ASC 718, Compensation - Stock Compensation, respectively.
The allocation of the Purchase Price, as defined in Note 3, is preliminary, pending finalization of various estimates, inputs and analyses. Purchase Price is also subject to various conditions being met and may change as a result of, among other things, the fair value of investments and interest rates. Since the information presented here is based on preliminary estimates of consideration and fair values attributable to the Transactions, the actual amounts reflected in accordance with ASC 805, including the identifiable intangibles and bargain purchase, may differ materially from those reflected in this unaudited pro forma condensed combined financial information. Additionally, any estimated post-combination compensation expense reflected in the unaudited pro forma condensed combined financial statements under ASC 718 is subject to changes based on the fair value of the respective awards on their grant date.
The preliminary Purchase Price has been allocated to the assets acquired and liabilities assumed based upon TPG’s preliminary estimate of what their respective fair values would be as of September 25, 2023, the most recent practicable date. The estimated identifiable finite-lived intangible assets include investment management agreements, acquired carried interest, technology, a trade name and non-compete agreements.
In instances where the fair value of the Purchase Price and the fair value of any non-controlling interest in the acquiree is less than the fair value of the identifiable net assets acquired, a transaction results in an economic gain to the acquiring entity and is referred to as a bargain purchase.
Note 2 – Conforming Accounting Policies
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in TPG’s audited consolidated financial statements as of and for the year ended December 31, 2022 and TPG’s unaudited consolidated financial statements as of and for the six months ended June 30, 2023.
TPG has identified one difference in accounting policy that needed to be assessed to determine whether there would be a material impact on the unaudited pro forma condensed combined financial information. As a private company, Angelo Gordon adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”) on January 1, 2023, rather than the earlier adoption date required for public registrants. For purposes of the unaudited pro forma condensed combined financial information, TPG has assumed that Angelo Gordon adopted CECL on January 1, 2022. As a result of this assessment, the pro forma adoption impact for the fiscal year ended December 31, 2022 was determined to not result in a material difference in the unaudited pro forma condensed combined financial information.
TPG continues to review Angelo Gordon’s accounting policies to identify any additional material differences that require modification or reclassification of Angelo Gordon’s revenues, expenses, assets or liabilities to conform to TPG’s accounting policies and classifications. As a result of that review, TPG may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial statements.
Certain reclassifications have been made to (i) adjust the presentation of TPG’s historical condensed consolidated statement of financial condition and (ii) conform Angelo Gordon’s financial statement presentation to TPG’s, each as described in the tables below:

TPG Reclassifications: The following table shows the material reclassifications that have been made to TPG’s historical financial statements. These material reclassifications have no impact on total assets, total liabilities or equity:

	As of June 30, 2023
($ in thousands)	TPG (Historical)	Reclassification Adjustments		TPG (as adjusted)
Assets
Cash and cash equivalents	$893,560	$—		$893,560
Restricted cash	13,182	—		13,182
Due from affiliates	175,753	—		175,753
Investments	5,795,218	—		5,795,218
Intangibles	—	122,005	(1)	122,005
Goodwill	—	230,194	(1)	230,194
Other assets, net	628,919	(352,199)	(1)	276,720
Assets of consolidated Public SPACs:
Cash and cash equivalents	4,059	—		4,059
Assets held in Trust Accounts	259,370	—		259,370
Other assets	126	—		126
Total assets	$7,770,187	$—		$7,770,187
Liabilities and Equity
Liabilities
Accounts payable and accrued expenses	$185,984	$—		$185,984
Due to affiliates	124,764	—		124,764
Debt Obligations	444,901	—		444,901
Accrued performance allocation compensation	3,388,976	—		3,388,976
Other liabilities	226,953	—		226,953
Liabilities of consolidated Public SPACs:
Derivative liabilities	750	—		750
Deferred underwriting	8,750	—		8,750
Other liabilities	206	—		206
Total Liabilities	4,381,284	—		4,381,284

Redeemable equity attributable to consolidated public SPACs	259,370	—		259,370

Class A common stock	80	—		80
Class B common stock	229	—		229
Additional paid-in-capital	531,512	—		531,512
Retained (deficit) earnings	(3,663)	—		(3,663)
Other non-controlling interests	2,601,375	—		2,601,375
Total Equity	3,129,533	—		3,129,533
Total liabilities and equity	$7,770,187	$—		$7,770,187
_______________
(1)Reclassifies $352.2 million from “Other assets, net” to $122.0 million of “Intangibles” and $230.2 million of “Goodwill”.

Angelo Gordon Reclassifications: The following table shows the material reclassifications that have been made to Angelo Gordon’s historical financial statements. These material reclassifications have no impact on total assets, total liabilities or equity:

	As of June 30, 2023
($ in thousands)	Angelo Gordon (Historical)	Reclassification Adjustments		Angelo Gordon (as adjusted)
Assets
Cash and cash equivalents	$429,764	$—		$429,764
Restricted cash	10,318	—		10,318
Due from affiliates	116,202	—		116,202
Investments	1,126,606	—		1,126,606
Other assets, net	156,402	—		156,402
Total assets	$1,839,292	$—		$1,839,292
Liabilities and Equity
Liabilities
Accounts payable and accrued expenses	$53,168	$158,175	(1)	$211,343
Due to affiliates	9,287	—		9,287
Debt obligations	—	25,000	(2)	25,000
Accrued performance allocation compensation	486,679	—		486,679
Accrued cash and equity-based compensation and benefits	158,175	(158,175)	(1)	—
Repurchase agreements	82,374	(82,374)	(3)	—
Credit facility	25,000	(25,000)	(2)	—
Other liabilities	114,398	82,374	(3)	196,772
Total Liabilities	929,081	—		929,081
Partners’ equity	903,954	—		903,954
Non-controlling interest	6,257	—		6,257
Total Equity	910,211	—		910,211
Total liabilities and equity	$1,839,292	$—		$1,839,292
_______________
(1)Reclassifies $158.2 million from “Accrued cash and equity-based compensation and benefits” to “Accounts payable and accrued expenses,” as TPG records accrued compensation to employees and partners within “Accounts payable and accrued expenses.”
(2)Reclassifies $25.0 million from “Credit facility” to “Debt obligations.”
(3)Reclassifies $82.4 million from “Repurchase agreements” to “Other liabilities.”
Note 3 – Purchase Price
In accordance with the guidance under ASC 805, TPG determined what constitutes Purchase Price and post-combination expense by comparing the historical equity interests and instruments held by Angelo Gordon’s partners and employees, including equity ownership in Angelo Gordon, participation interests in performance allocation-based income and equity incentive plan awards, against any new awards or grants issued to such partners and professionals in connection with the Transactions. Following this analysis, cash and vested Common Units issued were determined to be part of the Purchase Price with no one-time incremental post-combination compensation charges and no post-combination vesting conditions. TPG also evaluated the on-going service requirements associated with unvested Common Units and restricted stock units of TPG (“RSUs”) to be granted to non-founder partners of API (“AG Non-Founder Partners”), as well as the structure of the arrangements, which are intended to be for the benefit of the combined company. The unvested Common Units and RSUs were deemed to be compensatory under U.S. GAAP and a separate transaction from the business combination.

The following table provides additional information on the estimated Purchase Price (in thousands):

Cash (1)	$703,425
Common Units (2)	261,112
Fair Value of Earnout Payment (3)	29,325
Fair Value of Aggregate Annual Cash Holdback Amount (4)	127,755
Total estimated Purchase Price	$1,121,617
_________________
(1)Represents the estimated cash consideration of $703.4 million to be paid at closing, which is comprised of $233.4 million of TPG’s cash on hand and $470.0 million of proceeds from drawing on TPG’s Senior Unsecured Revolving Credit Facility. Out of the estimated cash consideration of $703.4 million, $103.0 million will be held in escrow.
(2)Represents the fair value of approximately 9.7 million vested Common Units to be granted to the founder partners of API (“AG Founder Partners”) and AG Non-Founder Partners upon consummation of the Transactions. The fair value of Common Units is based on a $30.57 closing price for the shares of Class A common stock of TPG (the “Class A Shares”) on September 25, 2023, applying an applicable discount for lack of marketability. Approximately 45.0 million unvested Common Units and 7.5 million RSUs to be granted in connection with the Transactions are considered compensatory under U.S. GAAP and not part of the Purchase Price.
(3)Represents the estimated fair value of the Earnout Payment expected to be paid in the form of cash and vested Common Units to the AG Founder Partners and cash to the AG Non-Founder Partners upon satisfaction of certain fee-related revenue targets during the period beginning January 1, 2026 and ending on December 31, 2026. The amount was determined using a multiple probability simulation approach. Inputs to the fair value include probability adjusted fee-related revenue (“FRR”) amounts and FRR target thresholds. The estimated fair value of the non-compensatory element of the Earnout Payment of $29.3 million is reflected as contingent consideration.
The portion of the Earnout Payment to the AG Non-Founder Partners that is expected to be granted in the form of Common Units is treated as post-combination compensation expense, as services are required from such partners post-closing.
(4)Represents the estimated fair value of the Annual Cash Holdback Amount of up to $150.0 million, which is payable in three equal annual installments of $50.0 million. The estimated fair value of $127.8 million was determined using a present value approach. Inputs to fair value include the present value period and the discount rate applied to the annual payments.
Note 4 – Preliminary Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed
The following table presents an initial allocation of the Purchase Price to Angelo Gordon’s tangible and intangible assets to be acquired and liabilities to be assumed based on TPG’s preliminary estimate of their respective fair values as of June 30, 2023:

($ in thousands)	Angelo Gordon	Fair Value Adjustment		Purchase Price Allocation

Total value to allocate
Cash and cash equivalents	$116,764	$—		$116,764
Restricted cash	10,318	—		10,318
Due from affiliates	116,202	—		116,202
Investments	1,126,606	(6,847)	5 (G)	1,119,759
Intangibles	—	570,000	5 (F)	570,000
Other assets	153,547	17,489	5 (H)	171,036
Total assets	$1,523,437	$580,642		$2,104,079
Accounts payable and accrued expenses	197,083	—		197,083
Due to affiliates	9,287	—		9,287
Accrued performance allocation compensation	500,939	—		500,939
Other liabilities	196,772	—		196,772
Total liabilities	$904,081	$—		$904,081
Fair value of assets acquired/liabilities assumed				1,199,998

Estimated Purchase Price				1,121,617
Fair Value of Non-controlling interest of Angelo Gordon				3,873
Gain from bargain purchase				$(74,508)

Upon the completion of the closing date valuation procedures, the estimated fair value of the assets acquired and liabilities assumed will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess fair value of net assets acquired to a gain from bargain purchase. Excess fair value of net assets acquired is in part a result of a portion of the total amounts payable transferred being deemed to be compensatory, resulting in a lower estimated Purchase Price. The calculation of the bargain purchase gain and other identified intangible assets could be materially impacted by changes in valuation inputs.
Note 5 – Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Condition
Transaction Accounting Adjustments
(A)Reflects the net cash outflow related to the following pro forma adjustments:

($ in thousands)	Related Note	As of June 30, 2023
Opening balance sheet adjustment - cash distribution	5(B)	$(288,000)
Opening balance sheet adjustment - AG Credit Facility repayment	5(B)	(25,000)
Draw on Senior Unsecured Revolving Credit Facility	5(C)	470,000
Cash component of the estimated Purchase Price	Note 3	(703,425)
Consideration for non-compete agreements	5(F)	(6,000)
Payment of estimated transaction costs	5(I)	(27,091)
Total cash and cash equivalents pro forma adjustment		$(579,516)
(B)Reflects assets that are not expected to be acquired and liabilities that are not expected to be assumed by TPG as part of the Transactions. These include:
a.Cash that will be used for a distribution of approximately $288.0 million by API to partners and professionals prior to Closing;
b.Outstanding debt under an existing AG Credit Facility with a balance of $25.0 million that was repaid prior to Closing, with a related write off of capitalized debt issuance costs of $1.3 million; and
c.Artwork with a carrying value of $1.6 million that is included in Angelo Gordon’s historical balance sheet within “Other assets.”
(C)Reflects the estimated $470.0 million draw on TPG’s Senior Unsecured Revolving Credit Facility.
(D)Reflects $29.3 million related to the fair value of the Earnout Payment and $127.8 million related to the fair value of the Aggregate Annual Cash Holdback Amount, which are both accounted for as contingent consideration for the Transactions. Refer to Note 3 above.
(E)Reflects the elimination of Angelo Gordon’s historical equity as a result of the Transactions.
(F)Reflects the estimated fair value of $576.0 million of identifiable intangible assets recognized upon consummation of the Transactions.
a.Based on a preliminary analysis, identifiable finite lived intangible assets include technology, contractual carried interest, existing and in-the-market investment management agreements, and a trade name. The non-compete agreements are recorded as separate intangible assets arising from the Transactions and are not included within the Purchase Price allocation in accordance with ASC 805.
The estimated fair value of the investment management agreements is determined using the multi-period excess earnings method (MPEEM) under the income approach, which requires a forecast of expected future distributable earnings. The estimated fair value of the acquired carried interest is determined using the discounted cash flow method under the income approach. A replacement cost analysis and relief from royalty analysis were applied to estimate the fair value of technology. The estimated fair value of the trade name was determined using the relief from royalty method under the income approach.
The estimated fair value of the non-compete agreements was determined using the benchmarking method to comparable companies and transaction methodology under the market approach, and will be amortized utilizing the straight-line method over their estimated useful life.
The following table summarizes the estimated fair values of identifiable intangible assets and their estimated useful lives. Finite lived intangible assets are amortized over their useful lives using the straight-line method:

($ in thousands)	Preliminary Fair Value	Estimated Average Useful Life (in years)
Trade name - Angelo Gordon	$15,500	5
Technology	45,500	4
Acquired carried interest	56,500	5
Investment management agreements	452,500	5.5-14.5
Fair value of intangible assets acquired as part of the Purchase Price	$570,000
Fair value of non-compete agreements related to the Transactions	6,000	2
Total fair value of intangible assets pro forma adjustment	$576,000
These preliminary estimates of fair value and estimated useful lives may differ from final amounts TPG will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the unaudited pro forma condensed combined financial information. TPG’s initial valuation of the investment management agreements resulted in an estimated range of $400.0 million to $520.0 million, and the Company selected $452.5 million. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the gain from bargain purchase of $53.1 million. The non-compete agreements are recorded as separate intangible assets arising from the Transactions and are not included within the Purchase Price allocation in accordance with ASC 805.
b.Represents the excess of the preliminary fair value of the underlying identifiable tangible assets, net of liabilities over the Purchase Price, which results in an estimated bargain purchase gain of $74.5 million. As discussed in Note 3 above, a portion of the total value transferred was in the form of unvested Common Units and RSUs to AG Non-Founder Partners, which are accounted for as separate compensatory arrangements under U.S. GAAP in exchange for provision of services by such AG Non-Founder Partners following the consummation of the Transactions, and are excluded from the Purchase Price. The estimated gain is recognized after reassessment of whether TPG correctly identified and measured all components of the Transactions in accordance with ASC 805. A 10% fluctuation in the market price of the Class A Shares would have an impact on the valuation of Common Units, and cause a corresponding increase or decrease in the Purchase Price of $26.1 million, with an equivalent impact on the gain from bargain purchase.
(G)Reflects the fair value adjustment of $6.8 million related to certain held to maturity credit investments held by Angelo Gordon at amortized cost as of June 30, 2023. The carrying value in the historical Angelo Gordon financial statements was $86.6 million, while the fair value was assessed to be $79.8 million.
(H)Reflects the fair value adjustment in accordance with ASC 805 of $17.5 million related to Angelo Gordon’s right of use assets as of June 30, 2023.
(I)Reflects payment of estimated transaction costs of $27.1 million, including fees related to advisory, legal and other professional services, expected to be incurred by TPG in connection with the Transactions. These costs are not recurring in nature.
(J)Reflects changes to other assets, net related to a net decrease in deferred taxes of $17.8 million, with an offsetting decrease to retained earnings.
a.A net decrease in deferred income tax assets of $15.9 million as a result of the pro forma adjustments for assets acquired and liabilities assumed.

b.An increase in valuation allowance of $1.9 million as a result of an internal reorganization of certain TPG entities the (“Pre-Closing TPG Transactions”) and the Transactions.
These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the Transactions. These changes in estimates could be material.
(K)Reflects the reallocation of $27.2 million of partners’ capital attributable to non-controlling interests of TPG Operating Group due to a change in the ownership percentage following the issuance of Common Units to partners of Angelo Gordon. Following the consummation of the Transactions, TPG will own approximately 25.27% of the Common Units, compared to approximately 26.04% prior to the Transactions. Non-controlling interest holders of TPG Operating Group, including those former Angelo Gordon partners who receive Common Units, will own the remaining 74.73%, compared to approximately 73.96% prior to the Transactions.
(L)Reflects non-controlling interest in a subsidiary of AG OpCo, which will survive the Transactions. The $3.9 million represents the fair value of the surviving non-controlling interest.
(M)Reflects the net increase to other non-controlling interests related to the following pro forma adjustments:

($ in thousands)	Related Note	As of June 30, 2023
Vested Common Units	Note 3	$261,112
Non-controlling interest in subsidiary of AG OpCo	5(L)	3,873
Reallocation from partners’ capital attributable to TPG Inc.	5(K)	27,175
Total other non-controlling interests pro forma adjustment		$292,160
Transaction Accounting Adjustments - Compensation Adjustments
TPG will issue unvested Common Units and RSUs to AG Non-Founder Partners that are considered compensatory under U.S. GAAP and not included in the Purchase Price. Such offering of equity instruments is considered a separate transaction entered into between TPG and Angelo Gordon and is, therefore, presented separately from the Transactions.
(N)Following the consummation of the Transactions, the TPG Operating Group will receive 20% of the performance allocations associated with the general partner entities of Angelo Gordon. The share in performance allocations of certain partners and professionals from Angelo Gordon will increase from between 45%-60% to approximately 80%. In conjunction with allocating up to approximately 80% of performance allocations to certain partners and professionals of Angelo Gordon, the combined company will reduce the amount of cash-based bonuses historically paid by Angelo Gordon. The following adjustments reflect the intended combined company compensation arrangements with certain partners and professionals:
a.Reduction of $57.7 million of accrued liabilities and a corresponding increase of retained earnings related to cash-based bonuses that will no longer be paid in the form of cash-based compensation in connection with the increase in performance allocations discussed above;
b.Additional performance allocation compensation of $253.7 million and a corresponding reduction of other non-controlling interests, that will be attributed to certain partners and professionals and presented as performance allocation compensation expense and liability; and
c.A $14.3 million decrease in accounts payable and accrued expenses and a corresponding increase in accrued performance allocation compensation related to performance allocation amounts due to certain partners.

Note 6 – Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
Transaction Accounting Adjustments
(A)Reflects statement of operations activities that are not expected to continue for the combined company, including:
a.Removal of amounts related to Angelo Gordon’s CLOs that were deconsolidated in Angelo Gordon’s unaudited consolidated financial statements as of June 30, 2023 in conjunction with the terms of the Transaction Agreement. Such activities include:
1.Removal of interest expense of $50.5 million, general, administrative and other of $1.0 million and total net investment income of $52.7 million for the six months ended June 30, 2023, and interest expense of $58.6 million, general, administrative and other of $2.2 million and total net investment income of $67.2 million for the year ended December 31, 2022.
2.Recognition of $3.0 million in management fee income (before the management fee reduction adjustment in Note 6(F)) and $1.0 million of capital allocation-based loss for the six months ended June 30, 2023, and $5.9 million in management fee income (before the management fee reduction adjustment in Note 6(F)) and $0.1 million in capital allocation-based income for the year ended December 31, 2022.
b.Removal of charges recorded within Angelo Gordon’s general, administrative and other expenses, related to an insurance policy for a founder partner of Angelo Gordon that is not expected to continue after closing. The amount is $0.8 million for the six months ended June 30, 2023 and $1.6 million for the year ended December 31, 2022.
(B)The following table presents the expected amortization expense of the acquired finite lived intangible assets following the consummation of the Transactions (refer to Note 5 (F) for estimated fair values and useful lives):

($ in thousands)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Trade name - Angelo Gordon	$1,529	$3,100
Technology	5,610	11,375
Acquired carried interest	5,573	11,300
Investment management agreements	25,471	51,649
Non-compete agreements	1,479	3,000
Total expected amortization pro forma adjustment	$39,662	$80,424
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in amortization expense of $6.8 million for the six months ended June 30, 2023 and $13.8 million for the year ended December 31, 2022.
(C)Reflects net interest expense of $15.0 million and $30.1 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively, related to the $470.0 million draw on TPG’s Senior Unsecured Revolving Credit Facility using an estimated effective interest rate of 6.54% per annum based on the terms of the facility. The effective interest rate is based on the one-month Secured Overnight Financing Rate (“SOFR”) plus 110 basis points. The portion of historical unused commitment fee was reversed, partially offsetting the increase in interest expense. A 0.25% change in the interest rate of the Senior Unsecured Revolving Credit Facility would cause a corresponding increase or decrease in interest expense of $0.7 million for the six months ended June 30, 2023 and $1.3 million for the year ended December 31, 2022.
This adjustment also reflects the removal of interest expense of $1.2 million for the six months ended June 30, 2023 and $0.5 million for the year ended December 31, 2022 as a result of the repayment and termination of the AG Credit Facility (refer to Note 5(B)).

(D)Represents estimated transaction costs of $27.1 million, including fees related to advisory, legal and other professional services, expected to be incurred by TPG in connection with the Transactions. These costs are non-recurring in nature.
(E)Reflects the gain from bargain purchase due to excess fair value of assets acquired. The amount is non-recurring in nature and only reflected for the year ended December 31, 2022. See Note 4 above.
(F)Represents the reduction of management fee income related to a certain fund where TPG will not acquire 100% of the on-going management fee stream. This arrangement results in a reduction of management fees of $1.5 million for both the six months ended June 30, 2023 and year ended December 31, 2022.
(G)TPG Operating Group has been and is expected to continue to be treated as partnerships for U.S. federal and state income tax purposes. Following the Transactions, the income from the Acquired Interests allocable to TPG in respect to its ownership interest in the TPG Operating Group will be subject to U.S. federal income taxes in addition to state and local income taxes. As a result, the unaudited pro forma condensed combined financial information reflects adjustments to TPG’s income tax expense to incorporate the income tax effects of acquiring and owning the Acquired Interests and the transaction accounting adjustments attributable to TPG Inc. The blended statutory income tax rate was estimated on a pro forma basis assuming the U.S. federal rate currently in effect of 21.0% and the statutory income tax rates applicable to each state and local jurisdiction where we estimate our income will be taxable. For the year ended December 31, 2022, income tax expense has also been adjusted for the tax effects of the Pre-Closing TPG Transactions and changes in valuation allowance we maintain against a portion of our deferred tax asset related to our investment in the TPG Operating Group. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Transactions. Additionally, the income tax effects of the Pre-Closing Transactions and estimated changes in our valuation allowance may also change as we further refine the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the Closing of the Transactions.
The following table summarizes pro forma income tax expense associated with Transaction Accounting Adjustments:

($ in thousands)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Additional allocable income from the Acquired Interests	$28,590	$(17,387)
Transaction Accounting Adjustments attributable to TPG Inc.	(32,751)	(5,180)
Additional net income attributable to TPG Inc.	(4,161)	(22,567)
TPG Inc. effective tax rate	23.5%	23.5%
Income tax effects of additional net income attributable to TPG Inc. from the Acquired Interests and Transaction Accounting Adjustments	(978)	(5,303)
Income tax effects of the Pre-Closing TPG Transactions	—	15,478
Income tax effects related to changes in our valuation allowance	—	(2,152)
Total income tax expense pro forma adjustment associated with Transaction Accounting Adjustments	$(978)	$8,023
The following table summarizes pro forma income tax expense associated with Transaction Accounting Compensation Adjustments:

($ in thousands)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Transaction Accounting Compensation Adjustments attributable to TPG Inc.	$(28,938)	$(63,141)
TPG Inc. effective tax rate	23.5%	23.5%
Total income tax expense pro forma adjustment associated with Transaction Accounting Compensation Adjustments	$(6,800)	$(14,838)

(H)For purposes of the unaudited pro forma condensed combined statement of financial condition, prior to the Transactions TPG owned approximately 26.04% of the Common Units, and the other partners of the TPG Operating Group owned the remaining 73.96%. Following the Transactions and the issuance of Common Units to the AG Founder Partners and AG Non-Founder Partners, TPG will own approximately 25.27% of the Common Units, while non-controlling interest holders of the TPG Operating Group, including former Angelo Gordon partners who receive Common Units, will own the remaining 74.73%.
For purposes of the unaudited pro forma condensed combined statement of operations, TPG will own approximately 25.27% of the Common Units, while non-controlling interest holders of the TPG Operating Group, including former Angelo Gordon partners who receive Common Units, will own the remaining 74.73% for the year ended December 31, 2022. For the six months ended June 30, 2023, TPG will own approximately 24.91% of the Common Units, while non-controlling interest holders of the TPG Operating Group, including former Angelo Gordon partners who receive Common Units, will own the remaining 75.09% as additional unvested Common Units issued to Angelo Gordon partners vested.
The following table presents the calculation of the pro forma income attributable to other non-controlling interests in the TPG Operating Group:

($ in thousands)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Loss before provision for income taxes	$(71,213)	$(370,335)
Less:
Provision for local and foreign income taxes	14,548	13,869
Net income attributable to redeemable equity in Public SPACs	6,896	15,165
Allocable Income	(92,657)	(399,369)
Less:
Net loss attributable to non-controlling interest in TPG Operating Group and its consolidated subsidiaries	(192,678)	(442,693)
Net (loss) income attributable to redeemable equity in Public SPACs prior to Reorganization and IPO	—	(517)
Net income attributable to other non-controlling interests prior to Reorganization and IPO	—	966
Net income attributable to TPG Group Holdings prior to Reorganization and IPO	—	5,256
Net income attributable to other non-controlling interests	67,337	10,924
TPG Inc.’s income before provision for income taxes in the TPG Operating Group	32,684	26,695
Provision for income taxes	5,755	13,162
Net income attributable to TPG Inc.	$26,929	$13,533
In order to reflect the net loss attributable to non-controlling interests in TPG Operating Group and to adjust historical allocations of loss to non-controlling interests for Angelo Gordon, pro forma adjustments of $21.5 million and $0.7 million for the six months ended June 30, 2023 and $57.4 million and $0.4 million for the year ended December 31, 2022, respectively, were made.
Transaction Accounting Adjustment - Compensation Adjustments
As described in the summary of the Transactions above, TPG will issue unvested Common Units and RSUs to AG Non-Founder Partners that are considered compensatory under U.S. GAAP and are not included in the Purchase Price. Such offering of equity instruments is considered a separate transaction entered into between TPG and Angelo Gordon and is therefore presented separately from the Transactions.

(I)At closing, TPG will issue to certain partners approximately 45.0 million unvested Common Units. TPG will also grant approximately 7.5 million RSUs to certain partners and professionals. The unvested Common Units and RSUs were determined to be compensatory for the combined company. The unvested Common Units and RSUs will generally vest over five years, subject to the recipient’s continued provision of services to TPG through the vesting date.
A total estimated grant date fair value of $1,210.9 million for the unvested Common Units will be recognized as post-combination compensation expense during the periods in which the AG Non-Founder Partners provide services. The grant date fair value of the unvested Common Units is based on the same inputs as the vested Common Units as detailed in Note 3. The issuance of such unvested Common Units will result in the recognition of $125.0 million and $245.1 million of compensation expense for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. A 10% change in the share price of the Class A Shares after applying an applicable discount for lack of marketability would result in an increase or decrease to the total compensation expense recognized of $12.2 million and $24.5 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.
A total estimated grant date fair value $229.0 million for the RSUs will be recognized as post-combination compensation expense during the periods in which the AG Non-Founder Partners and employees provide services. The grant date fair value of the RSUs is based on a $30.57 closing price for the Class A Shares on September 25, 2023. The RSU grants will result in the recognition of $22.9 million and $45.8 million of compensation expense for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively. A 10% change in the share price of the Class A Shares would result in an increase or decrease to the total compensation expense recognized of $2.3 million and $4.6 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.
Additionally, TPG would recognize a post-combination expense for the portion of the Earnout Payment that requires provision of on-going services from AG Non-Founder Partners. As the Earnout Payment contains both a performance condition and a requisite service period, TPG will recognize compensation expense using the accelerated attribution method. The compensatory portion of the Earnout Payment would result in the recognition of $30.7 million and $73.4 million of compensation expense for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively.
Angelo Gordon historical equity-based compensation of $4.8 million and $10.2 million for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, is removed.
(J)Reflects the additional performance allocation income that will be attributed to certain partners of Angelo Gordon as a result of an additional 30% increase in their share of performance allocations (as discussed in Note 5 (N)). Approximately $33.1 million for the six months ended June 30, 2023 and $17.7 million for the year ended December 31, 2022, respectively, were reflected as additional performance allocation compensation allocated to those AG Non-Founder Partners and professionals.
(K)Reflects the reduction of cash-based bonuses that were historically paid to certain Angelo Gordon partners and professionals and reflected within compensation and benefits, net. After the Transactions, the share of performance allocations for certain Angelo Gordon partners and professionals will increase to approximately 80% (as discussed in Note 5 (N)). Additionally, share-based compensation will be granted to such partners in the form of unvested Common Units (as discussed in Note 6 (I)). The reduction of cash-based bonuses amounts to $57.7 million and $104.2 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively.
Also reflects the reclassification of certain cash bonus amounts paid and recorded as compensation and benefit, net to performance allocation compensation to reflect the intended combined company compensation structure. Those cash bonuses amount to $14.3 million for the six months ended June 30, 2023 and $12.4 million for the year ended December 31, 2022, respectively.

Note 7 – Earnings Per Share
The following table presents a reconciliation of the numerator and denominator used to compute pro forma basic and diluted net income (loss) per share:

($ in thousands, except share and per share amounts)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Pro forma basic net income per share:
Numerator:
Net loss	$(91,516)	$(397,366)
Less:
Net income attributable to non-controlling interests prior to IPO and Reorganization	—	5,705
Net income attributable to redeemable interest in Public SPACs	6,896	15,165
Net income attributable to non-controlling interests in TPG Operating Group	(192,678)	(442,693)
Net income attributable to other non-controlling interests	67,337	10,924
Net income attributable to Class A common stockholders prior to distributions	26,929	13,533
Reallocation of earnings (to) from unvested participating securities	(10,597)	2,221
Net income attributable to Class A Common Stockholders - Basic	16,332	15,754
Net loss assuming exchange of non-controlling interests	(148,661)	(351,910)
Net loss attributable to Class A Common Stockholders - Diluted	$(132,329)	$(336,156)
Denominator
Class A Common Stock outstanding - Basic (1)	82,085,531	80,587,371
Exchange of Common Units to Class A Common Stock (2)	283,371,255	283,371,255
Shares of Common Stock Outstanding - Diluted	365,456,786	363,958,626

Pro Forma net income (loss) available to Class A common stock per share
Basic	$0.20	$0.20
Diluted	$(0.36)	$(0.92)
___________
(1)Represents the expected Class A Shares outstanding at Close for the year ended December 31, 2022. Six months ended June 30, 2023 includes an additional 1.5 million vested RSUs.
(2)The assumed exchange of Common Units to Class A Shares includes estimated closing Common Units of 228.7 million and 54.7 million Common Units to be granted to the AG Founder Partners and AG Non-Founder Partners upon consummation of the Transactions.
In computing the dilutive effect, if any, that share-based awards would have on earnings per share, TPG considers the reallocation of net income between holders of its Class A Shares and non-controlling interests.

Unaudited Pro Forma Non-GAAP Financial Measures
Distributable Earnings. DE is used to assess performance and amounts potentially available for distributions to partners. DE is derived from and reconciled to, but not equivalent to, its most directly comparable U.S. GAAP measure of net income. DE differs from U.S. GAAP net income computed in accordance with U.S. GAAP in that it does not include (i) unrealized performance allocations and related compensation and benefit expense, (ii) unrealized investment income, (iii) equity-based compensation expense, (iv) net income (loss) attributable to non-controlling interests in consolidated entities or (v) certain non-cash items, such as contingent reserves.
While TPG and Angelo Gordon believe that the inclusion or exclusion of the aforementioned U.S. GAAP income statement items provides investors with a meaningful indication of core operating performance, the use of DE without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein. This measure supplements U.S. GAAP net income and should be considered in addition to and not in lieu of the results of operations presented in accordance with U.S. GAAP.
After-Tax Distributable Earnings. After-tax DE is a non-GAAP performance measure of our distributable earnings after reflecting the impact of income taxes. We use it to assess how income tax expense affects amounts available to be distributed to holders of our Class A Shares and Common Unit holders. After-tax DE differs from U.S. GAAP net income computed in accordance with U.S. GAAP in that it does not include the items described in the definition of DE herein; however, unlike DE, it does reflect the impact of income taxes. Income taxes, for purposes of determining After-tax DE, represent the total U.S. GAAP income tax expense adjusted to include only the current tax expense (benefit) calculated on U.S. GAAP net income before income tax and includes the current payable under our Tax Receivable Agreement, which is recorded within other liabilities in our Consolidated Statement of Financial Condition. Further, the current tax expense (benefit) utilized when determining After-tax DE reflects the benefit of deductions available to TPG on certain expense items that are excluded from the underlying calculation of DE, such as equity-based compensation charges. We believe that including the amount currently payable under the tax receivable agreement (the “Tax Receivable Agreement”), dated as of January 12, 2022, by and among TPG, the Acquiror, TPG Operating Group I, L.P. and TPG Operating Group III, L.P. and utilizing the current income tax expense (benefit), as described above, when determining After-tax DE is meaningful as it increases comparability between periods and more accurately reflects earnings that are available for distribution to stockholders.
TPG and Angelo Gordon believe that while the inclusion or exclusion of the aforementioned U.S. GAAP income statement items provides investors with a meaningful indication of core operating performance, the use of After-tax DE without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein. This measure supplements U.S. GAAP net income and should be considered in addition to and not in lieu of the results of operations presented in accordance with U.S. GAAP.
Fee-Related Earnings. FRE is a supplemental performance measure and is used to evaluate our business and make resource deployment and other operational decisions. FRE differs from net income computed in accordance with U.S. GAAP in that it adjusts for the items included in the calculation of DE and also adjusts to exclude (i) realized performance allocations and related compensation expense, (ii) realized investment income from investments and financial instruments, (iii) net interest (interest expense less interest income), (iv) depreciation, (v) amortization and (vi) certain non-core income and expenses. We use FRE to measure the ability of our business to cover compensation and operating expenses from fee revenues other than capital allocation-based income. The use of FRE without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein.
Fee-Related Revenues. Fee-related revenues is a component of FRE. Fee-related revenues is comprised of (i) management fees, (ii) fee-related performance revenues, (iii) transaction, monitoring and other fees, net, and (iv) other income. Fee-related performance revenues refers to incentive fees from perpetual capital vehicles that are: (i) measured and expected to be received on a recurring basis and (ii) not dependent on realization events from the underlying investments. Fee-related revenue differs from revenue computed in accordance with U.S. GAAP in that it excludes certain reimbursement expense arrangements.
Fee-Related Expenses. Fee-related expenses is a component of FRE. Fee-related expenses differs from expenses computed in accordance with U.S. GAAP in that it is net of certain reimbursement arrangements and does not include performance allocation compensation. Fee-related expenses is used in our review of the business.

The following table sets forth the pro forma non-GAAP financial measures after Adjustments for the six-months ended June 30, 2023 and for the year ended December 31, 2022:

	Six Months Ended June 30, 2023
	Historical		Pro Forma Adjustments
($ in thousands)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Compensation Adjustments	Notes	Pro Forma Non-GAAP Combined
Management fees	$504,610	$240,284	$(1,509)	(6)	$—		$743,385
Fee-related performance revenues	—	5,180	—		—		5,180
Transaction, monitoring, and other fees, net	21,536	1,162	—		—		22,698
Other income	25,039	(323)	—		—		24,716
Fee Related Revenues	551,185	246,303	(1,509)		—		795,979
Cash-based compensation and benefits, net	196,043	201,350	—		(57,686)	(8)	339,707
Fee-related performance compensation	—	2,718	—		—		2,718
Operating expenses, net	130,429	43,614	(775)	(1)	—		173,268
Fee Related Expenses	326,472	247,682	(775)		(57,686)		515,693
Total Fee-Related Earnings	$224,713	$(1,379)	$(734)		$57,686		$280,286
Realized performance allocations, net	11,655	27,693	—		(17,164)	(7)	22,184
Realized investment income and other, net	(27,937)	(15,997)	—	(4)	—		(43,934)
Depreciation expense	(2,344)	(5,272)	—		—		(7,616)
Interest (expense) income, net	(217)	5,819	(13,827)	(2), (3)	—		(8,225)
Distributable Earnings	$205,870	$10,864	$(14,561)		$40,522		$242,695
Income taxes	(21,790)	(2,714)	193	(5)	(2,110)	(5)	(26,421)
After-Tax Distributable Earnings	$184,080	$8,150	$(14,368)		$38,412		$216,274

	Year Ended December 31, 2022
	Historical		Pro Forma Adjustments
($ in thousands)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Compensation Adjustments	Notes	Pro Forma Non-GAAP Combined
Management fees	$929,860	$428,708	$(1,506)	(6)	$—		$1,357,062
Fee-related performance revenues	—	7,317	—		—		7,317
Transaction, monitoring, and other fees, net	109,078	2,507	—		—		111,585
Other income	47,069	435	—		—		47,504
Fee Related Revenues	1,086,007	438,967	(1,506)		—		1,523,468
Cash-based compensation and benefits, net	392,968	367,906	—		(104,221)	(8)	656,653
Fee-related performance compensation	—	2,994	—		—		2,994
Operating expenses, net	239,189	86,377	(1,550)	(1)	—		324,016
Fee Related Expenses	632,157	457,277	(1,550)		(104,221)		983,663
Total Fee-Related Earnings	$453,850	$(18,310)	$44		$104,221		$539,805
Realized performance allocations, net	282,383	146,490	—		(87,702)	(7)	341,171
Realized investment income and other, net	42,038	13,853	(27,091)	(4)	—		28,800
Depreciation expense	(4,590)	(11,323)	—		—		(15,913)
Interest (expense) income, net	(13,795)	5,248	(29,647)	(2), (3)	—		(38,194)
Distributable Earnings	$759,886	$135,958	$(56,694)		$16,519		$855,669
Income taxes	(59,623)	(2,397)	(4,129)	(5)	(854)	(5)	(67,003)
After-Tax Distributable Earnings	$700,263	$133,561	$(60,823)		$15,665		$788,666

Notes to the Unaudited Pro Forma Non-GAAP Financial Measures
Transaction Accounting Adjustments
1.Relates to the removal of charges related to an insurance program of $0.8 million and $1.6 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively, that is not expected to continue after the consummation of the Transactions.
2.Relates to the removal of interest expense of $1.2 million for the six months ended June 30, 2023 and $0.5 million for the year ended December 31, 2022 for the Angelo Gordon senior secured credit facility (“AG Credit Facility”), which was repaid and terminated on September 25, 2023.
3.The Senior Unsecured Revolving Credit Facility carries an interest rate of 1 Month Term SOFR plus 110 basis points. The impact of the adjustment is an increase to interest expense of $15.0 million and $30.1 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively.
4.The adjustment to realized investment income and other, net is primarily related to $27.1 million of additional non-recurring transaction related costs incurred by TPG reflected as if incurred during the year ended December 31, 2022. Angelo Gordon has incurred $17.0 million for the six months ended June 30, 2023 and $0.2 million for the year ended December 31, 2022 of non-recurring transaction related costs, which are included in the historical figures.
5.TPG Operating Group has been and is expected to continue to be treated as partnerships for U.S. federal and state income tax purposes. Following the Transactions, the income from the Acquired Interests allocable to TPG Inc. in respect to its ownership interest in the TPG Operating Group will be subject to U.S. federal income taxes in addition to state and local income taxes. As a result, the pro forma non-GAAP financial measure to incorporate the income tax effects of acquiring and owning the Acquired Interests is reflected at a blended statutory income tax rate of 23.5%. The blended statutory income tax rate was estimated on a pro forma basis assuming the U.S. federal rate currently in effect of 21.0% and the statutory income tax rates applicable to each state and local jurisdiction where we estimate the combined company income will be taxable.
6.Represents the reduction of management fee income related to a certain fund where TPG will not acquire 100% of the on-going management fee interests. This arrangement results in a reduction of management fees of $1.5 million for both the six months ended June 30, 2023 and year ended December 31, 2022.
Transaction Accounting Adjustments - Compensation Related
As described in the summary of the Transactions above, TPG will issue unvested Common Units and RSUs to AG Non-Founder Partners that are considered compensatory and not included in the Purchase Price. Such offering of equity instruments was considered a separate transaction entered into by TPG and Angelo Gordon and is therefore presented separately from those related to the Transactions.
7.Following the consummation of the Transactions, TPG Operating Group will receive 20% of the performance allocations associated with the general partner entities of Angelo Gordon that TPG Operating Group retained an economic interest in. TPG intends to increase the share of performance allocations of certain partners and professionals from 45%-60% to approximately 80%. The impact of this is a decrease in realized performance fees, net of $17.2 million and $87.7 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively.
8.This adjustment reflects the reduction of cash-based bonuses that were historically paid to Angelo Gordon partners and professionals within compensation and benefits, net, resulting in a decrease of $57.7 million and $104.2 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively. After the Transactions, the share of performance allocations for certain Angelo Gordon partners and professionals will increase to approximately 80%.

($ in thousands)	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Total Pro Forma GAAP Net Income (loss)	$(91,516)	$(397,366)
Net income (loss) attributable to redeemable equity in Public SPACs	(6,896)	(14,648)
Net income attributable to other non-controlling interests	(67,288)	(10,943)
Amortization	46,737	94,577
Performance allocations from other non-controlling interest	15,953	(70,002)
Equity-based compensation expense	488,675	998,187
Unrealized performance allocations, net	(144,321)	233,552
Unrealized investment income (loss)	(19,725)	73,994
Unrealized (gain) loss on derivatives	7	(1,119)
Income tax expense	(5,816)	(39,356)
Gain from bargain purchase	—	(74,508)
Non-recurring and other	465	(3,703)
Pro Forma After-tax Distributable Earnings	216,275	788,665
Income tax expense	26,420	67,003
Pro Forma Distributable Earnings	242,695	855,668
Realized performance fees, net	(22,184)	(341,171)
Realized investment income and other, net	43,934	(28,800)
Depreciation expense	7,616	15,913
Interest expense, net	8,225	38,194
Total Pro Forma Fee-Related Earnings	$280,286	$539,804
Unaudited Pro Forma Non-GAAP Balance Sheet Measures
The following table sets forth the pro forma non-GAAP book assets, book liabilities and book value after Transaction Accounting Adjustments as of June 30, 2023:

	As of June 30, 2023
	Historical		Pro Forma Adjustments
($ in thousands)	TPG Inc.	Angelo Gordon	Transaction Accounting Adjustments	Notes	Transaction Compensation Adjustments	Notes	Pro Forma Non-GAAP Combined
Book Assets
Cash and cash equivalents	$577,603	$—	$(463,617)	(1), (2), (3), (4)	$—		$113,986
Restricted cash	13,182	—	—		—		13,182
Accrued performance	759,778	431,135	—		(267,103)	(11)	923,810
Other investments	626,037	224,070	—		—		850,107
Other assets, net	547,620	277,750	439,495	(4), (5), (6), (7), (8), (9)	57,686	(12)	1,322,551
Total Book Assets	$2,524,220	$932,955	$(24,122)		$(209,417)		$3,223,636
Book Liabilities
Accounts payable, accrued expenses and other	$46,783	$4,001	$157,080	(10)	$—		$207,864
Debt obligations	444,901	25,000	445,000	(1), (5)	—		914,901
Total Book Liabilities	$491,684	$29,001	$602,080		$—		$1,122,765
Net Book Value	$2,032,536	$903,954	$(626,202)		$(209,417)		$2,100,871

Notes to the Unaudited Pro Forma Non-GAAP Balance Sheet Measures
1.Reflects the estimated $470.0 million draw on TPG’s Senior Unsecured Revolving Credit Facility.
2.Represents $703.4 million of cash paid as part of the Purchase Price and $6.0 million paid for non-compete agreements.
3.Reflects payment of estimated transaction costs of $27.1 million, including fees related to advisory, legal, and other professional services, expected to be incurred by TPG in connection with the Transactions.
4.Immediately following consummation of the Transactions, TPG intends to provide working capital cash to Angelo Gordon’s operating subsidiaries, which will be reflected as a $197.1 million decrease in cash and cash equivalents and a $197.1 million increase in other assets, net on the non-GAAP balance sheet.
5.Relates to assets that are not expected to be acquired and liabilities that are not expected to be assumed as part of the Transactions:
a.AG Credit Facility of $25.0 million, which was repaid and terminated on September 25, 2023, with a related write off for capitalized debt issuance costs of $1.3 million.
b.Artwork with a carrying value of $1.6 million that is included in Angelo Gordon’s historical balance sheet within other assets, net.
6.Cash that will be utilized for a distribution payment of approximately $288.0 million by API to partners and professionals prior to Closing.
7.Represents estimated fair value of $570.0 million of identifiable intangible assets acquired as part of the Transactions.
8.Represents estimated fair value of $6.0 million of non-compete agreement related intangible assets. The non-compete agreements are recorded as separate intangible assets arising from the Transactions.
9.Represents reduction of deferred tax assets of $17.8 million primarily as a result of the pro forma adjustments for assets acquired and liabilities assumed.
10.Represents contingent consideration that consists of $127.8 million related to fair value of the Annual Cash Holdback and $29.3 million related to fair value of the Earnout Payment.
11.Represents an adjustment of $267.1 million to accrued performance allocations related to the increase in performance allocations to certain partners and professionals of Angelo Gordon from between 45%-60% to approximately 80%.
12.Represents a $57.7 million decrease in accrued cash-based compensation resulting from the expected shift in compensation mix paid to certain partners and professionals of Angelo Gordon who will receive an increased share of performance allocations totaling approximately 80%.

($ in thousands)	As of June 30, 2023
Total Pro Forma GAAP Assets	$9,596,000
Impact of consolidated funds and Public SPACs	(263,555)
Impact of other consolidated entities	(5,626,662)
Impact of reclassification adjustments	(262,087)
Impact of transaction adjustments related to opening balance sheet adjustment	(220,060)
Total Pro Forma Book Assets	$3,223,636

Total Pro Forma GAAP Liabilities	$6,108,481
Impact of consolidated funds and Public SPACs	(9,706)
Impact of other consolidated entities	(4,468,254)
Impact of reclassification adjustments	(311,720)
Impact of transaction adjustments related to opening balance sheet adjustment	(196,036)
Total Pro Forma Book Liabilities	$1,122,765

Total Pro Forma GAAP Redeemable equity from consolidated Public SPACs	$259,370
Impact of consolidated Public SPACs	(259,370)
Total Pro Forma Book Redeemable equity from consolidated Public SPACs	$—

Total Pro Forma GAAP Equity	$3,228,149
Impact of consolidated funds and Public SPACs	5,521
Impact of other consolidated entities	(1,158,408)
Impact of reclassification adjustments	49,633
Impact of transaction adjustments related to opening balance sheet adjustment	(24,024)
Total Pro Forma Net Book Value	$2,100,871